UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2013

KITARA MEDIA CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51840	20-3881465
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

525 Washington Blvd, Suite 2620, Jersey City, New Jersey		07310
(Address of Principal Executive Offices)		(Zip Code)

 (201) 539-2200
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On November 1, 2013, Kitara Media, LLC (“KMLCC”), a wholly-owned subsidiary of Kitara Media Corp., formerly known as Ascend Acquisition Corp. (the “Company”), entered into a Credit and Security Agreement (“Credit Agreement”) with Wells Fargo Bank, National Association (“Lender”).  The Credit Agreement provides for a revolving credit line of up to $10,000,000.  Up to $500,000 of the credit line may be used for the issuance of letters of credit.

Outstanding advances under the Credit Agreement may not at any time exceed a Borrowing Base (as defined below) less amounts outstanding under letters of credit.  The Borrowing Base is equal to 85% of eligible accounts receivable plus the lesser of 75% of eligible unbilled accounts receivable or $500,000 less reserves established by Lender from time to time less $500,000.  Funds advanced under the Credit Agreement are to be used for the payment of Lender’s expenses that are reimbursable by KMLCC and for KMLLC’s working capital and general corporate purposes.

Amounts repaid under the Credit Agreement may be reborrowed at any time during the term of the Credit Agreement.  All outstanding amounts, together with accrued and unpaid interest, are due and payable on November 1, 2016 or earlier upon termination of the Credit Agreement at KMLLC’s request or upon the occurrence and continuation of an event of default.

Loans under the Credit Agreement bear interest, payable monthly, at the LIBOR rate (increased to reflect federal reserve requirements greater than zero) for 3-month interest rate periods plus 4.25% per annum.  If the loan remains outstanding at the end of an interest rate period, it will automatically convert to a variable rate loan that changes with daily changes in the published LIBOR rate unless a request by KMLCC to continue on a fixed rate basis is approved by Lender.   If an event of default under the Credit Agreement occurs and continues, the interest rate is increased by 2% per annum and, at Lender’s option, becomes a variable rate that changes with daily changes in the published LIBOR rate for 3-month interest rate periods.  There is a minimum interest charge of $10,000 per calendar month.

Amounts due under the Credit Agreement are secured by a continuing security interest in substantially all of KMLLC’s assets and also by pledges by the Company of its ownership interests in its other wholly-owned subsidiaries, New York Publishing Group, Inc. and Andover Games, LLC.  Amounts owed are also guaranteed by the Company, Andover Games, LLC and New York Publishing Group, Inc.

KMLLC has made certain representations and warranties to the Lender in the Credit Agreement that are customary for credit arrangements of this type.  The Credit Agreement also contains certain affirmative and negative covenants and financial covenants incumbent upon KMLLC that are typical in such agreements.  Among the negative covenants are covenants restricting, without the consent of the Lender, the incurrence of indebtedness and liens, restrictions on fundamental changes by KMLLC such as mergers, acquisitions, consolidations, reorganizations and reclassifications, and restrictions on the disposal of assets, the making of Restricted Junior Payments, Changes of Control, Investments, transactions with Affiliates and the issuance of Stock (as such terms are defined in the Credit Agreement).

Change of Control events include, among other items, any person or group becoming the owner of 30% or more of the outstanding common stock of the Company .

Upon the occurrence of an event of default by KMLLC under the Credit Agreement, in addition to other remedies available to Lender, Lender’s commitment to make further advances may be terminated and Lender may declare all obligations of KMLLC under the Credit Agreement to become immediately due and payable.  Events of default include failure to pay any and all principal, interest, fees, charges or other amounts due Lender; failure to perform or observe any other covenant (subject to cure periods for certain such defaults); commencement by KMLLC of an insolvency proceeding or commencement of an insolvency proceeding against it that is consented to by KMLLC or is not timely controverted or is not dismissed with 60 calendar days of the date of its filing; the interim appointment of a trustee to take possession of a substantial portion of KMLLC’s properties; default in indebtedness owed to third parties in an aggregate amount of $150,000 or more; the untruthfulness of any warranty, representation, certificate or statement made in the Credit Agreement or any other loan document in a material respect; termination, limitation, repudiation or failure to perform of the obligation of a guarantor; failure or cessation to constitute a valid security interest of any lien purportedly granted pursuant to the Credit Agreement or other loan document; and failure of Lender and KMLLC to come to agreement to amend in a manner acceptable to Lender in its sole discretion any financial covenant that becomes inapplicable due to the lapse of time.

The foregoing is a summary of certain of the provisions of the Credit Agreement and is qualified in its entirety by reference to the full text thereof, which is attached as Exhibit 10.1 to this Current Report, and the forms of the Continuing Guaranty and Collateral Pledge Agreement that are attached as Exhibits 10.2 and 10.3, respectively, to this Current Report.  Readers should review the Credit Agreement and such other loan documents for a more complete understanding of the terms and conditions associated with the revolving credit transaction.

On November 7, 2013, the Company issued a press release attached hereto as Exhibit 99.1, announcing the matters described in this Item 1.01.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Credit and Security Agreement.

	10.2	Form of Continuing Guaranty.

	10.3	Form of Collateral Pledge Agreement.

	99.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2013

KITARA MEDIA CORP.

By:	/s/ Robert Regular
Robert Regular
Chief Executive Officer